Exhibit 99.1

Turn Therapeutics Appoints Former CDC Director Robert R. Redfield, M.D., as Chief Scientific Officer

Brings internationally recognized expertise in immunology, cytokine biology, host-microbe interactions and public health

Westlake Village, Calif. – September 9, 2026 – Turn Therapeutics Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted, non-systemic therapies for inflammatory and infectious skin diseases, today announced the appointment of Robert R. Redfield, M.D., as Chief Scientific Officer.

Dr. Redfield brings more than four decades of experience in immunology, microbiology, infectious disease, clinical research, and public health. He has authored an extensive body of scientific literature cited more than 40,000 times, including research examining cytokine signaling and the biological interactions between pathogens and the host immune response.

Dr. Redfield served as the 18th Director of the U.S. Centers for Disease Control and Prevention. He previously held senior scientific and clinical leadership positions at the University of Maryland School of Medicine, where he was Professor of Medicine, Microbiology, and Immunology and Chief of Infectious Diseases. Dr. Redfield served for approximately two decades in the U.S. Army Medical Corps, where he conducted clinical and laboratory research at Walter Reed Army Medical Center. He retired from the Army with the rank of Colonel.

At Turn Therapeutics, Dr. Redfield will contribute toward the scientific and clinical strategy for GX-03 across atopic dermatitis, onychomycosis, hidradenitis suppurativa, and potential additional indications. His work will focus particularly on cytokine signaling and the host inflammatory response to microbial stimulus, which is central to Turn Therapeutics’ therapeutic approach.

“Dr. Redfield’s expertise sits directly at the intersection of what we do, which is understanding how microbes, cytokine signaling, and the host immune response interact to drive disease,” said Bradley Burnam, founder and Chief Executive Officer of Turn Therapeutics. “He will help strengthen the scientific foundation of GX-03, facilitate in the design of our studies and shape where our platform should go next.”

Dr. Redfield will work closely with Burnam, Stephen M. Hahn, M.D., Turn Therapeutics Executive Clinical and Regulatory Lead and former Commissioner of the U.S. Food and Drug Administration, and the Company’s clinical investigators and scientific advisors.

“Turn Therapeutics is pursuing a compelling hypothesis, that microbial activity, cytokine signaling, and host inflammation are linked drivers of disease,” said Dr. Redfield. “I am eager to help build out the company’s path into new indications, and communicating that work clearly to the medical, regulatory, and investment communities.”

Turn Therapeutics is currently evaluating GX-03 in atopic dermatitis, a disease involving skin-barrier dysfunction, microbial imbalance, immune activation, and itch. Preclinical research has demonstrated effects on inflammatory mediators implicated in atopic dermatitis, including IL-36 and IL-31, and recent interim data suggested strong efficacy and safety profiles for the program. The Company is also developing GX-03 for onychomycosis, a common fungal disease of the nail, and plans to evaluate additional indications in which localized microbial and inflammatory processes may contribute to disease.

About Robert R. Redfield, M.D.

Colonel (Ret.) Robert R. Redfield, M.D., is a physician-scientist and public-health leader with a career spanning immunology, infectious disease, cytokine biology and translational medicine. His research has been cited more than 35,000 times.

Dr. Redfield served as Director of the U.S. Centers for Disease Control and Prevention from 2018 to 2021. He previously co-founded the Institute of Human Virology at the University of Maryland School of Medicine, where he served as Professor of Medicine and Chief of Infectious Diseases. Earlier in his career, he spent roughly 20 years in the U.S. Army Medical Corps, conducting research at Walter Reed Army Medical Center before retiring as Colonel.

Dr. Redfield earned his medical degree from Georgetown University School of Medicine.

About Turn Therapeutics

Turn Therapeutics Inc. is a clinical-stage biotechnology company developing targeted, non-systemic therapies designed to act directly at the site of disease. The Company’s lead therapeutic candidate, GX-03, is being evaluated in atopic dermatitis and is also being developed for onychomycosis. Turn’s research focuses on the intersection of microbial activity, local immune signaling and chronic inflammation.

For more information, visit www.turntherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements, including statements regarding clinical development plans, optimization of enrollment criteria and endpoints, interpretation of interim clinical observations, expected trial timing, regulatory interactions, and the therapeutic potential of GX-03. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the success of development programs, the availability of additional financing, and the Company’s ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in the Company’s filings with the SEC. All such forward-looking statements speak only as of the date they are made, and Turn undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Investor Relations / Media Contact

Sasha Damouni
The Damouni Group LLC
sasha@turntherapeutics.com